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                                                                      Exhibit 8


                           [BAKER & BOTTS LETTERHEAD]



                                 June 23, 1994

Board of Directors
Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111

Board of Directors
Liberty Media Corporation
8101 East Prentice Avenue
Suite 500
Englewood, Colorado 80111

Board of Directors
TCI/Liberty Holding Company
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111

Dear Sirs:

     We have acted as counsel to TCI/Liberty Holding Company, a Delaware corporation ("TCI/Liberty"), in connection with the merger (the "TCI Merger") of TCI Mergeco, Inc., a newly formed direct wholly owned subsidiary of TCI/Liberty ("TCI Mergeco") into Tele-Communications, Inc., a Delaware corporation ("TCI"), and the merger (the "Liberty Merger" and together with the TCI Merger, the "Mergers") of Liberty Mergeco, Inc., a newly formed direct wholly owned subsidiary of TCI/Liberty ("Liberty Mergeco") into Liberty Media Corporation, a Delaware corporation ("Liberty"), pursuant to an Agreement and Plan of Merger, dated as of January 27, 1994, as amended by and among TCI, Liberty, TCI/Liberty, TCI Mergeco and Liberty Mergeco (the "Merger Agreement"), all as more fully described in the combined Proxy Statement of TCI and Liberty and Prospectus of TCI/Liberty dated June 23, 1994 (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 of TCI/Liberty. All capitalized terms used but not defined herein have the meanings ascribed thereto in the Proxy Statement/Prospectus.

     In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Mergers. In formulating our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Mergers will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Proxy Statement/Prospectus are accurate and complete and (iii) the representations made to us by TCI, Liberty and TCI/Liberty in Officer's Certificates dated June 22, 1994, 1994 and delivered to us for purposes of this opinion, are accurate. Our opinion is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder and the official published interpretation of those provisions by the Internal Revenue Service and the courts.

     Based upon the foregoing, we are of the opinion that, for Federal income tax purposes:

     (i) the Mergers will constitute for federal income tax purposes tax-free transactions under the Code;

     (ii) no gain or loss will be recognized by TCI, Liberty, TCI/Liberty, TCI Mergeco and Liberty Mergeco in the Mergers; and
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Board of Directors
Tele-Communications, Inc.,
Liberty Media Corporation and
TCI/Liberty Holding Company
September 27, 1991
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     (iii) no gain or loss will be recognized to Liberty or TCI stockholders upon the receipt of TCI/Liberty stock in exchange for their TCI or Liberty stock in the Mergers (except that gain or loss will be recognized with respect to cash received in lieu of fractional shares).

     Our opinion may change if the applicable law changes, if any of the facts of the transaction as described in the Proxy Statement/Prospectus and exhibits thereto change, or if the conduct of the parties is materially inconsistent with the facts reflected in the Proxy Statement/Prospectus or the operative documents related to the transaction. Our opinion represents only our legal judgment based on the present provisions of the Code, the regulations issued thereunder the official published administrative and judicial interpretations of the Code and the regulations. Our opinion has no binding effect or official status of any kind.

     This opinion letter is solely for your information and assistance and may not be relied upon by any other person other than the Liberty and TCI stockholders. It is not to be quoted or otherwise referred to in any financial statements or other documents nor is it to be filed or furnished to any governmental agency or other person without the prior written consent of this firm, which consent is not to be unreasonably withheld. We hereby consent to the reference to our firm and this opinion under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category or persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          BAKER & BOTTS, L.L.P.